Exhibit 99.1

Pacific Biosciences Reports Second Quarter 2014 Financial Results

Menlo Park, Calif. –  July 24, 2014 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today reported an 89% increase in revenue to $11.4 million for the second quarter, compared to $6.0 million for the second quarter of 2013.

Second quarter 2014 revenue reflects the delivery of eight PacBio® RS II systems, compared to three systems during the second quarter of 2013. Total revenue for the second quarter of 2014 also included $1.7 million of contractual revenue. The Company booked five PacBio RS II instrument orders during the period and ended the quarter with 10 instruments in backlog.

Gross profit for the quarter increased 195% to $3.1 million, resulting in a gross margin of 27.4%, compared to gross profit of $1.1 million and a gross margin of 17.5% for the second quarter of 2013.

Operating expenses totaled $21.4 million for the quarter, compared to $21.1 million for the second quarter of 2013. Operating expenses for the second quarters of 2014 and 2013 included non-cash stock-based compensation of $2.1 million and $2.3 million, respectively.

The net loss for the quarter was $19.1 million, compared to $20.5 million for the second quarter of 2013.

Cash and investments at June 30, 2014 totaled $105.0 million, compared to $112.5 million at December 31, 2013.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its second quarter 2014 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS II Sequencing System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Sequencing technology, the company's products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to them. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the Company’s most recently filed Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or the Company’s other filings with the SEC, as the case may be. You should not place undue reliance on forward-looking statements, which apply only as of the date of this press release. The Company assumes no obligation to update these forward-looking statements.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three-month Periods Ended June 30,		Six-month Periods Ended June 30,
	2014	2013	2014	2013
Revenue:
Product revenue	$7,749	$4,601	$15,614	$8,434
Service and other revenue	1,980	1,447	4,061	3,192
Contractual revenue	1,696	—	3,392	—
Total revenue	11,425	6,048	23,067	11,626
Cost of Revenue:
Cost of product revenue	6,271	3,322	13,440	6,522
Cost of service and other revenue	2,028	1,667	3,825	3,115
Total cost of revenue	8,299	4,989	17,265	9,637
Gross profit	3,126	1,059	5,802	1,989
Operating Expense:
Research and development	12,435	11,682	24,206	23,665
Sales, general and administrative	8,993	9,374	18,143	18,928
Total operating expense	21,428	21,056	42,349	42,593
Operating loss	(18,302)	(19,997)	(36,547)	(40,604)
Interest expense	(701)	(673)	(1,387)	(1,098)
Other income (expense), net	(133)	199	(88)	127
Net loss	$(19,136)	$(20,471)	$(38,022)	$(41,575)
Basic and diluted net loss per share	$(0.27)	$(0.33)	$(0.55)	$(0.70)
Shares used in computing basic and diluted net loss per share	70,515	61,922	69,195	59,660

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 30,	March 31,	December 31,
	2014	2014	2013
Assets
Cash and investments	$105,034	$118,736	$112,528
Accounts receivable	4,255	3,383	2,746
Inventory	9,440	8,301	10,050
Prepaid and other current assets	1,169	1,642	1,135
Property and equipment	7,861	8,492	9,236
Other long-term Assets	482	486	490
Total Assets	$128,241	$141,040	$136,185

Liabilities and Stockholders' Equity
Accounts payable	$5,379	$3,926	$1,717
Accrued expenses	9,225	6,625	8,766
Deferred service revenue	6,146	4,822	4,564
Deferred contractual revenue	29,912	31,608	33,304
Other liabilities	4,151	4,460	4,758
Financing derivative	699	549	549
Notes payable	13,714	13,525	13,347
Stockholders' equity	59,015	75,525	69,180
Total Liabilities and Stockholders' Equity	$128,241	$141,040	$136,185